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Unique Fabricating, Inc. Reports Third Quarter 2021 Financial Results
Auburn Hills, MI – November 15, 2021 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer markets, today announced its financial results for the third quarter ended September 30, 2021.
Third Quarter 2021 Financial Results
▪Net sales of $29.9 million compared to $35.6 million in the third quarter of 2020.
▪Net loss of $1.9 million or $0.19 per basic and diluted share compared to net income of $1.0 million or $0.10 per basic and diluted share in the third quarter of 2020.
▪Net debt(1) decreased $3.2 million to $46.4 million as of September 30, 2021, from $49.6 million as of December 31, 2020.
▪Interest expense increased $0.1 million to $0.8 million compared to the prior year period of $0.7 million.
“Unique Fabricating continues to navigate the significant supply chain, labor, and customer demand fluctuation challenges, while maintaining our ability to service our customers well,” commented Doug Cain, Unique Fabricating’s Chief Executive Officer. “As we all weather these challenges, we have taken clear steps to remain flexible and improve capability so our customers and suppliers can continue to rely on Unique Fabricating as an important partner in the value chain. The supply chain issues have driven our costs higher and continue to disrupt manufacturing volumes. When combined with the ongoing labor shortages throughout the supply chain, our customers are continuing to reduce volumes and near-term visibility is limited. We believe that comprehensive commercial and manufacturing challenges are creating opportunities for us to take over current business from competitors who have been significantly challenged to meet customer requirements and to benefit from other potential strategic initiatives.”
“To date, we have been able to manage the supply chain issues and labor situation to ensure continued timely supply of customer requirements and are maintaining inventory availability to service higher volumes albeit at higher costs,” added Mr. Cain. “Ongoing production shutdowns by OEM and Tier 1 customers and extreme volatility of altered production schedules from our automotive customers, often on short notice, are creating incremental challenges and have had a negative impact on our financial results for the third quarter. That said, we have been managing these impacts, and are positioned to emerge as one of the stronger players when this situation abates.”
Mr. Cain continued, “We continue to maintain productive dialogues with our lending syndicate. While the industry production forecasts for next year are encouraging, we remain somewhat skeptical regarding the timing of the ramp increase in 2022 but do believe that the strong pent-up demand will lead to higher production volumes in 2022 and beyond. Based on the latest third-party forecasts, the automotive industry is expected to have experienced two consecutive years with production levels of only 13 million units, after average production levels of 17 million units for the preceding four years, resulting in depleted inventory and substantial pent-up demand. Our skepticism concerning the previous third-party forecasted automotive production third quarter volumes, as discussed in the second quarter earnings release, proved somewhat prescient, though volumes were even worse than our discounted outlook. We are managing these turbulent times until production levels increase.”

Third Quarter 2021 Financial Summary
Net sales for the quarter were $29.9 million, down $5.7 million from $35.6 million during the same period last year. Gross profit for the third quarter of 2021 was $3.3 million, or 11.0% of net sales, compared to $8.2 million, or 23.1% of net sales, for the same period last year. Sequentially, gross profit decreased compared to the $4.6 million, or 14.9% of net sales, in the second quarter of 2021, reflecting the impact on revenue of supply shortages adversely affecting our customers’ production levels and increased input costs, partially offset by our cost recovery efforts.
Net loss was $1.9 million or $0.19 per basic and diluted share in the third quarter of 2021 compared to net income of $1.0 million or $0.10 per basic and diluted share in the third quarter of 2020. The net loss is the result of $5.7 million lower net sales in the third quarter of 2021 compared to the third quarter of 2020 and a non-cash goodwill impairment charge of $5.1 million, partially offset by the $6.0 million gain on the forgiveness of the PPP loan.
Balance Sheet Summary
As of September 30, 2021, the Company had approximately $1.1 million in cash and cash equivalents, compared to December 31, 2020 when we had $0.8 million in cash and cash equivalents. Total debt outstanding as of September 30, 2021 was $47.5 million compared to $50.4 million as of December 31, 2020. As previously announced, we received notification from our lender that the U.S. Small Business Administration had approved our forgiveness application and in August 2021 remitted funds to our lender to fully repay the principal amount of our Paycheck Protection Program (“PPP”) loan and accrued interest.
Private Placement of Securities
On September 21, 2021, the Company issued 1,954,000 shares of common stock at a price of $2.25 per share for gross proceeds of approximately $4.4 million in an offering exempt from registration under the Securities Act of 1933, as amended (the “Offering”). Taglich Brothers, Inc. acted as the Placement Agent for the Offering. The Company received net proceeds of $4.0 million after paying the Placement Agent selling commissions equal to 8% of the gross proceeds. The Placement Agent also received warrants to purchase 156,320 shares of common stock, exercisable for five years, at a price of $3.12 per share. In addition to the selling commissions, the Company incurred approximately $0.2 million of additional expenses related to the Offering. The Company completed the registration for resale of the share with the SEC on November 2, 2021.
Forbearance Agreement
As of September 30, 2021, the Company was not in compliance with one of the financial covenants set forth by its Forbearance Agreement, as amended. Failure to be in compliance with the financial covenants constitutes an event of default. The Company has been working with its lending group to enter into an amendment and waiver to cure the covenant default; however, there is no assurance that the lenders will waive the default or agree to an amendment to the current provisions set forth in the Forbearance Agreement. As of the date of this press release, the lending group has not exercised its rights as set forth by the Forbearance Agreement and the Company has been able to continue to borrow on its revolving line of credit; however, there is no assurance that the lenders will not exercise their rights, which they may do at any time, including discontinuing the Company’s ability to borrow on its revolving line of credit.
Results Conference Call
Unique Fabricating will host a conference call and live webcast today at 4:30 p.m. Eastern Time to review the quarterly results and provide a corporate update. To access the call, please dial (877) 545-0523 (toll free) or (973) 528-0016 and if requested, reference conference ID 497686. The conference call will also be webcast live on the Investor Relations section of Unique Fabricating's web site at http://ir.uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on November 15, 2021 until 11:59 p.m. ET on November 29, 2021 by dialing (877) 481-4010 (United States) or (919) 882-2331 (international) and using the passcode 43524.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
We present Net Debt, a non-GAAP financial measure, in this press release to provide a supplemental measure of our financial position. We believe that Net Debt is a useful measure of the Company's credit position and progress toward reducing leverage. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
We present Consolidated EBITDA (defined as “Consolidated EBITDA” in our Amended and Restated Credit Agreement, as amended, including by the forbearance agreement), a non-GAAP financial measure, in this press release to allow evaluation of our covenant compliance in accordance with our Amended and Restated Credit Agreement. Consolidated EBITDA, as defined in our Credit Agreement, is earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, management fees, non-cash stock compensation expenses, restructuring expenses, goodwill impairment charges, and consulting and licensing costs from our ongoing enterprise resource planning (“ERP”) system implementation. There may be additional adjustments allowed by the Amended and Restated Credit Agreement and there are dollar limitations on certain adjustments and add backs. Please refer to our Amended and Restated Credit Agreement, as amended, including by the forbearance agreement, for a complete understanding of all adjustments and add backs allowed to Consolidated EBITDA as well as our financial covenants. The Company is presenting Consolidated EBITDA to illustrate our covenant, not as a supplemental performance measurement. Certain of the allowable adjustments and add backs to Consolidated EBITDA, as defined, are recurring in nature and cash expenses, which we believe limits the usefulness of Consolidated EBITDA as a measurement of the Company’s performance. As of December 31, 2020 and March 31, 2021, we were not in compliance with our financial covenants and, as a result, in default under the Amended and Restated Credit Agreement.
We entered into a Forbearance Agreement with our lenders under which, during a period commencing on April 9, 2021 and through and including June 15, 2021, the Company was able to borrow on its Revolver, subject to the terms and conditions to making a revolving credit advance, including availability, and the Lenders agreed, subject to the terms of the Forbearance Agreement, to forbear from enforcing their rights or seeking to collect payment of the Company’s debt or disposing of the collateral securing the debt.
On June 14, 2021, the Company entered into the First Amendment to the Forbearance Agreement, which among other things, extended the forbearance period from June 15, 2021 to February 28, 2022, suspended the testing of the Total Leverage Ratio and the Debt Service Ratio and included revised requirements for Minimum Liquidity and Minimum Consolidated EBITDA for the monthly periods through and including February 28, 2022, beginning with the month ending July 31, 2021.
On September 21, 2021, the Company entered into the Second Amendment to Forbearance Agreement, which among other things, makes changes to the calculations of financial covenants, contains revised requirements for Minimum Liquidity and Minimum Consolidated EBITDA, as defined, for the monthly periods through and including February 28, 2022, and revises the Revolving Credit Aggregate Commitment from $30 million to $27 million. As of September 30, 2021, the Company was in violation of its financial covenants as set forth by the forbearance agreement, as amended. Failure to be in compliance with the Company’s financial covenants constitutes an event of default. Such a default, if not waived by our lenders, allows the lenders to accelerate the maturity of the debt, making it immediately due and payable. Accordingly, all debt subject to the Credit Agreement, totaling $47.5 million, has been classified as current as of September 30, 2021. The Company does not have sufficient cash and cash equivalents on hand or available liquidity to repay such debt or meet its obligations as they become due through twelve months from date of issuance of these condensed consolidated financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.

Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the third quarter of 2021 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about net sales, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors included from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

(1)	Net debt, a non-GAAP financial measure, is defined as debt minus cash and cash equivalents. Please refer to the Reconciliation of Non-GAAP Financial measures included in the tables included with this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$1,146	$760
Accounts receivable, net of reserves of approximately $1.2 million and $1.2 million at September 30, 2021 and December 31, 2020, respectively	25,582	23,759
Inventory, net	16,982	11,951
Prepaid expenses and other current assets:
Prepaid expenses and other	2,591	5,643
Refundable taxes	4,486	4,027
Total current assets	50,787	46,140
Property, plant, and equipment, net	22,393	22,383
Goodwill	16,996	22,111
Intangible assets	5,668	7,605
Other assets
Operating leases	10,360	10,415
Investments, at cost	1,054	1,054
Deposits and other assets	564	579
Deferred tax asset	1,572	893
Total assets	$109,394	$111,180
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,306	$10,892
Current maturities of long-term debt	30,373	35,864
Income taxes payable	421	204
Revolver, current maturities	17,156	11,494
Accrued compensation	1,263	792
Other accrued liabilities	4,288	4,551
Total current liabilities	66,807	63,797
Long-term debt, net of current maturities	—	2,999
Other long-term liabilities:
Other liabilities	9,987	10,519
Total liabilities	76,794	77,315
Stockholders’ equity:
Common stock, $0.001 par value – 15,000,000 shares authorized and 11,733,147 and 9,779,147 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	12	10
Additional paid-in-capital	50,293	46,126
Accumulated deficit	(17,705)	(12,271)
Total stockholders’ equity	32,600	33,865
Total liabilities and stockholders’ equity	$109,394	$111,180

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$29,909	$35,550	$95,603	$85,186
Cost of sales	26,629	27,342	81,845	69,546
Gross profit	3,280	8,208	13,758	15,640
Selling, general, and administrative expenses	5,741	6,381	17,636	18,608
Impairment	5,115	—	5,115	—
Restructuring expenses	—	—	—	1,193
Operating income (loss)	(7,576)	1,827	(8,993)	(4,161)
Other income (expense):
Other, net	6,041	32	6,080	26
Interest expense	(843)	(711)	(2,305)	(3,000)
Other expense, net	5,198	(679)	3,775	(2,974)
Income (Loss) before income taxes	(2,378)	1,148	(5,218)	(7,135)
Income tax expense (benefit)	(522)	152	216	(1,507)
Net income (loss)	$(1,856)	$996	$(5,434)	$(5,628)
Net income (loss) per share:
Basic	$(0.19)	$0.10	$(0.55)	$(0.58)
Diluted	$(0.19)	$0.10	$(0.55)	$(0.58)

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited – dollars in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(5,434)	$(5,628)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill	5,115	—
Depreciation and amortization	4,271	5,211
Amortization of debt issuance costs	158	111
Loss on sale of assets	(12)	118
Bad debt adjustment	(197)	—
Loss (gain) on derivative instrument	(412)	469
Gain on forgiveness of debt	(6,000)	—
Stock option expense	332	88
Accrued in-kind interest on long term debt	25	—
Deferred income taxes	(679)	(1,845)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(1,626)	(2,300)
Inventory	(5,031)	781
Prepaid expenses and other assets	2,608	(2,576)
Accounts payable	3,125	3,563
Other assets and liabilities, net	154	1,867
Net cash provided by (used for) operating activities	(3,603)	(141)
Cash Flows from Investing Activities:
Capital expenditures	(2,432)	(1,382)
Proceeds from sale of property, plant and equipment	100	883
Net cash provided by (used for) investing activities	(2,332)	(499)
Cash Flows from Financing Activities:
Net change in bank overdraft	(710)	(289)
Payments on term loans and capital expenditure line	(2,597)	(2,186)
Payments on revolving credit facilities	(30,087)	(19,281)
Proceeds from revolving credit facilities	35,671	17,530
Proceeds from the issuance of common stock and warrants	4,044	—
Debt issuance costs	—	(151)
Proceeds from PPP Note	—	5,999
Net cash provided by financing activities	6,321	1,622
Cash and cash equivalents:
Net increase in cash and cash equivalents	386	982
Cash and cash equivalents at beginning of period	760	650
Cash and cash equivalents at end of period	$1,146	$1,632
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,178	$3,034
Cash paid for income taxes	$761	$329

UNIQUE FABRICATING INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited – dollars in thousands)

RECONCILIATION OF NET INCOME TO CONSOLIDATED EBITDA
The following is a reconciliation of net income, as reported, which is a U.S. GAAP measure of our operating results, to Consolidated EBITDA, as defined in our Credit Agreement, as amended, a non-GAAP measure, for the nine months ended September 30, 2021:

Nine Months Ended September 30, 2021
Net income (loss)	$(5,434)
Plus:
Interest expense	2,305
Income tax expense	216
Depreciation and amortization	4,271
Impairment of goodwill	5,115
Non-cash stock awards	332
Non-recurring expenses (a)	14
Severance costs (b)	155
Gain on extinguishment of debt	(6,072)
Forbearance agreement fees (c)	731
Consolidated EBITDA, as defined	$1,633
_________________________________
(a)    Represents any other non-recurring, non-cash gains during such period, including without limitation, (i) gains from the sale or exchange of assets other than in the ordinary course of business, and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements
(b) Represents costs incurred with respect to employee severance payments made to terminated employees in aggregate amount not to exceed Four Hundred Fifty Thousand and 00/100 Dollars ($450,000) during the forbearance period ending February 28, 2022
(c)    Represents costs and expenses incurred in connection with the forbearance agreement, the First Amendment to forbearance agreement, Second Amendment to forbearance agreement, and risk mitigation costs in an aggregate amount not to exceed $1,000,000, including the Lenders’ and Agent’s legal fees and the Financial Advisor’s fees

RECONCILIATION OF NET DEBT TO DEBT

	September 30, 2021	December 31, 2020
Current maturities of long-term debt	$30,373	$35,864
Revolver, current maturities	17,156	11,494
Long-term debt, net of current maturities	—	2,999
Line of credit	—	—
Debt	47,529	50,357
Less: Cash and cash equivalents	1,146	760
Net debt	$46,383	$49,597